EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Hythiam, Inc.
Los Angeles, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 Nos. 333-121634, 333-123772, 333-128544, 333-128931, 333-140114, 333-140593, 333-140594, 333-145906, 333-147188, and 333-153053 and on Form S-8 Nos. 333-123773, 333-136446, 333-149766 and 333-153054 of Hythiam, Inc. of our reports dated March 31, 2009, relating to the consolidated financial statements and the effectiveness of Hythiam, Inc.’s internal control over financial reporting, which appear in this Form 10-K. Our report relating to the consolidated financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

/s/ BDO Seidman, LLP
Los Angeles, California

March 31, 2009